                                                                    EXHIBIT 11.1

                                      PIXAR

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   (UNAUDITED)

                                                                   Three Months Ended            Nine Months Ended
                                                                      September 30,                 September 30,
                                                                   1996           1995           1996          1995
                                                                 -------       --------        -------       -------

Weighted average number of shares outstanding:
    Preferred stock                                                   --         20,000             --        20,000
    Common stock                                                  38,698         10,000         38,445        10,000
Number of common and common equivalent shares
    issued in accordance with
    Staff Accounting Bulletin No. 83                                  --          9,731             --         9,698
Common stock equivalents                                           8,016             --          8,528            --
                                                                 -------       --------        -------       -------

Total shares used in computing net income (loss) per share        46,714         39,731         46,973        39,698
                                                                 =======       ========        =======       =======

Net income (loss)                                                $ 9,600       $ (1,345)       $20,669       $ 3,105
                                                                 =======       ========        =======       =======

Net income (loss) per share                                      $  0.21       $  (0.03)       $  0.44       $  0.08
                                                                 =======       ========        =======       =======



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